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DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

CORPORATE PARTICIPANTS

Ryan St. John Alaska Airlines, Inc. - VP, Finance, Planning & IR

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Kyle Levine Alaska Airlines, Inc. - SVP, Chief Compliance Officer, General Counsel, Secretary & Chief Ethics Officer

Nat Pieper Alaska Airlines, Inc. - SVP Fleet, Finance & Alliances

CONFERENCE CALL PARTICIPANTS

Peter Ingram Hawaiian Holdings, Inc. - President & CEO

Conor T. Cunningham Melius Research LLC - Research Analyst

Savanthi Nipunika Prelis-Syth Raymond James Ltd., Research Division - MD

Duane Thomas Pfennigwerth Evercore ISI Institutional Equities, Research Division - Senior MD

Jamie Nathaniel Baker JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

Scott H. Group Wolfe Research, LLC - MD & Senior Analyst

Helane Renee Becker TD Cowen, Research Division - MD & Senior Research Analyst

Michael John Linenberg Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst

Catherine Maureen O’Brien Goldman Sachs Group, Inc., Research Division - Equity Analyst

Ravi Shanker Morgan Stanley, Research Division - Executive Director

Daniel J. McKenzie Seaport Research Partners - Research Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Alaska Airlines conference call. (Operator Instructions) Today’s call is being recorded and will be accessible for future playback at alaskaair.com. After our speaker’s remarks, we will conduct a question-and-answer session for analysts.

I would now like to turn the call over to Ryan St. John.

Ryan St. John Alaska Airlines, Inc. - VP, Finance, Planning & IR

Thank you, operator, and thanks to everyone who has joined us on short notice for our call this evening. Today, we announced that Alaska Airlines has reached a definitive agreement to acquire Hawaiian Airlines for $18 per share in cash, for a transaction value of approximately $1.9 billion, subject to regulatory approvals and customary closing conditions. The combined entity will have more than $13 billion in revenues, over 360 aircraft, and 31,000 employees.

At a transaction multiple of 0.7 times revenue, this deal represents highly attractive economics and will position Alaska as a market leader in a premium global leisure market.

We have provided a press release and accompanying investor presentation that can be found on our website at investor.alaskaair.com. Joining us for the call today, here in Hawaii, are Ben Minicucci, CEO, and Shane Tackett, CFO of Alaska Airlines, along with Peter Ingram, CEO of Hawaiian Airlines. Several others of our management team will also be on the line for the Q&A portion of the call.

Please note that our comments today will include forward-looking statements about the transaction, including the anticipated impact, benefits, and timing of the transaction. Please refer to the press release we issued today for information about risks and uncertainties that could cause actual results to differ materially. Additional information on risk factors that could affect both Alaska and Hawaiian’s businesses can be found within each of our respective SEC filings. We will also refer to certain forward-looking non-GAAP financial measures. See the investor presentation on our website for additional information. We are unable to provide a reconciliation of these forward-looking non-GAAP measures without unreasonable effort.

And with that, I’ll pass it over to Ben.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Ryan, and thank you all again for joining us this afternoon here in Hawaii and for others on your Sunday evening. We are excited to share with you our strategic rationale for pursuing the combination of Alaska and Hawaiian Airlines. We will spend time in our prepared remarks as well as in Q&A to fully outline the strategic and economic rationales for this transaction, both of which are incredibly strong.

However, I first want to acknowledge the respect and admiration we have for Hawaiian Airlines, its brand, its people, and its history. Anyone who has flown on Hawaiian Airlines through the years knows what I’m talking about. You feel the aloha spirit the moment you step on the plane and are greeted by the cabin crew and pilots. That same spirit is shared by employees throughout the company.

We determined early on in our diligence process, if we were to proceed with a combination, both the Alaska and Hawaiian brands would remain. The operations of the companies will be combined, but both brands will continue to fly proudly and serve guests throughout our network.

Maintaining these two brands, while unique in our industry, is an idea that we are very excited about. Both Alaska and Hawaiian have built significant legacies in our respective geographies and with guests for over 90 years.

The importance of these histories and value of these brands is too great not to preserve. Once combined, we look forward to providing a broader and more valuable network to guests throughout the United States and internationally.

As you may know, Alaska Airline’s history began in the state of Alaska in 1932, and while our headquarters has since moved to Seattle, we still operate 70 daily flights that serve 19 destinations in Alaska, most of them in remote areas of the state, only three of which have road access. Our service is vital to these communities, and we take pride in the care and commitment our teams bring that have allowed us to serve the people of Alaska for decades.

Just as we feel this enduring commitment to Alaska, we appreciate the similar deep connection between Hawaiian Airlines and the state of Hawaii. For us, assuming the responsibility to preserve and continue to build on Hawaiian’s existing legacy means making several important commitments from the outset of this process.

First, we acknowledge our need to learn from Hawaiian’s employees as well as the community of Hawaii to be good stewards of the brand into the future. Second, we expect to remain a top employer in Hawaii, maintaining and growing the 5,800 union-represented positions in the state over time. Over 80 percent of Alaska’s more than 23,000 employees are union-represented. The majority by the same unions that represent Hawaiian employees, and we look forward to partnering with each of them as this process moves forward. As Hawaii will become our second largest market, we recognize the value of local leadership and expect to maintain a significant management presence to support a strong operation.

Third, we will maintain Neighbor Island service to continue to connect and serve these air-dependent communities. This is a responsibility we take seriously, just like we do today in the state of Alaska.

Fourth, we will continue to invest in Hawaii communities, combining and expanding our two airlines’ commitments and working with local leaders to build a vibrant future for Hawaii. And lastly, we will align both airlines’ strong commitment to environmental stewardship by adopting Alaska’s aggressive five-part path to net zero by 2040.

Now, let me turn to the important topic of strategic rationale. With this acquisition, Alaska adds another top 25 US market to our network, making Honolulu our second largest hub. It is a geography we have served for 16 years that perfectly complements our West Coast leisure focus.

We become the clear leader in the $8 billion Hawaii market, unlocking hub economics in one of the most globally attractive leisure markets with a proven long-term track record of profitability. We deliver robust financial returns with near-term EPS and ROIC accretion.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

This is supported by an attractive valuation and significant synergy opportunities. We expand benefits and choices for guests by combining our networks and increasing utility, including tripling the number of unique destinations available to Hawaii residents, growing access for all guests to 138 destinations, and to over 1,200 destinations across the globe through our oneworld and other international partnerships. We’ll also have a comprehensive product offering focused on high-quality service and strong operational performance with greater loyalty benefits from combining our two airlines.

We combined two companies with shared values that have competed and survived longer than most through many industry cycles, enhancing our differentiated business model and creating a stronger competitor to network carriers.

Alaska has a strong organic roadmap going forward, supported by one of the best order books in the industry to fund that growth. While we do not view this combination as an imperative for the continued success of Alaska, we do see this as a unique opportunity at this moment in time to accelerate and enhance the strategy that we’ve been deliberately cultivating over the past several years.

During this time, we have executed several strategic decisions to fortify our business and build a profitable roadmap going forward. Financially, we restored our balance sheet without diluting shareholders and restarted share repurchases. Operationally, we rationalized our fleet to lock in productivity and efficiency savings, restored our network, and returned to operational excellence.

Commercially, we have grown our capabilities, deepening our partnership with American Airlines, joining the oneworld Global Alliance, strengthening our loyalty program with a new co-brand agreement, and building out our premium cabin offerings. And, we have retained our historic unit cost advantage versus legacy carriers.

This strategy drove our industry-leading margin performance in 2022 and our continued competition for a strong result in 2023. This very strength and discipline positioned us to be here today, announcing this opportunity to combine Alaska with Hawaiian, something we have looked at for a while.

Financially, we believe the returns of this transaction are as compelling as the strategic fit. The 0.7 times revenue multiple falls well below the industry transaction average of 1.7 times. Simply put, we are acquiring a hub in a premium global leisure market that has the potential to approach Seattle in size, at a valuation that is amongst the best achieved over the past 20 years of airline M&A.

At that compelling valuation, we see a fantastic opportunity to add this highly complementary business to drive at least $235 million in identified synergies, which we believe has significantly more upside.

And with many of the same leaders in place that managed the effective execution of the Virgin America acquisition, our team is bringing experience, a pragmatic attitude, lessons learned, and a proven playbook to drive another successful integration following a closing process that we expect may take 12 to 18 months. Together, we will build on our respective 90-plus-year legacies, do more for Hawaii travelers and our employees, and create a stronger platform on which to compete and deliver industry-leading financial performance.

We have a unique moment in history to fortify an already strong foundation with a remarkable airline for whom we have deep admiration and respect. We are aligned in the way we do business, the way in which we treat our employees, and our engagement and support for the communities we serve. This will continue now and into the future.

Now I’ll pass it over to Peter for a few words before we turn it over to Shane for more detail on the financial rationale.

Peter Ingram Hawaiian Holdings, Inc. - President & CEO

Thank you, Ben. Aloha, everyone. Thank you for joining us today. This is an exciting day for both Hawaiian and Alaska as we take the first step in our journey together. We are thrilled to expand benefits and choice for travelers throughout Hawaii, the US mainland cities we serve, and throughout the Pacific.

After we were initially approached by Alaska, our Board conducted a thorough review, and, with my full support, unanimously determined that this combination was in the best interest of all Hawaiian stakeholders. We’ve long respected Alaska as a company that is similar to our own in many ways, and we have a lot of respect for their track record of financial success, customer service, and operational quality.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Both of our airlines are named for the great states where our companies were founded. These deep roots are reflected in the dedication and commitment of our employees and our shared cultures of service to our guests. Our brands and the values of our companies embody the spirit of the places for which we are named. We call ourselves “Hawaiian” and “Alaska” with pride, and I’m excited to enter into a combination that honors and preserves the nearly century-long tradition of the two brands.

Since 1929, Hawaiian has been an integral part of life in Hawaii, and our transaction with Alaska will enable us to begin a new phase of delivering for our guests, employees, and the communities we serve. With the additional scale and resources this transaction brings, we will be able to accelerate investments in guest experience and technology while preserving the best of the Hawaiian brand.

Importantly, our fantastic frontline employees will benefit from this combination thanks to Alaska’s commitment to maintaining and growing our union-represented workforce in Hawaii and from the opportunities that will come with being part of a larger organization. The Hawaiian brand will remain an important part of our home state, with Honolulu becoming a strategic hub for the combined company and expanded service for Hawaii residents. Together, we are looking forward to bringing our authentic brands and award-winning hospitality to more of the world. Finally, we believe this all-cash transaction will deliver significant, immediate, and compelling value to our shareholders.

Before I turn the call over to Shane, I want to take a moment to thank our employees for their tremendous effort and commitment to Hawaiian Airlines. I’ve said on many investor calls that my teammates are the best in the business. Their commitment to operational excellence and delivering authentic Hawaiian hospitality has allowed us to compete successfully with the largest airlines in the world. Joining forces with Alaska will create an even stronger platform from which to deliver for our guests for decades to come. With that, I’ll now turn the call over to Shane.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Thanks, Peter, and good afternoon, everyone. All of us at Alaska Airlines are honored by the opportunity to be here with you today. You and the people of Hawaiian Airlines have built a remarkable airline that we deeply respect, and we look forward to building an even stronger airline together.

This combination is exciting both strategically and financially. Our balance sheet will remain healthy with this transaction, and we expect we’ll return to our target leverage metrics within two years post-close.

Strategically, we increase our network relevance with additional scale. We further diversify our revenue with incremental international and premium cabin exposure, and we become a market share leader in the Hawaii market, which long-term, has produced double-digit margins for the industry.

We view the Hawaii market as attractive long-term, and by combining our network with Hawaiian’s, we anticipate we can drive more revenue to Alaska throughout the geographies we are already strong in. This transaction also will make Honolulu our second-largest hub, one that has the potential over time to approach Seattle in terms of revenue, providing us with another major geography of strength that will help profitably grow the broader company network over the long term. And we couldn’t be more excited to work with a team grounded in similar values, culture, and approach to service as our own.

Let’s now pivot to the financial benefits of this combination and why we are confident this transaction creates immediate and long-term value for our stakeholders. To finance the transaction, we plan to use cash on hand and new acquisition debt to fund the $18 per share all-cash purchase price. The enterprise value will be $1.9 billion, $1 billion of which is equity value, and $900 million of which will be assumed Hawaiian net debt.

At a transaction revenue multiple of only 0.7 times revenues, this deal represents one of the most attractive valuations in the last 20 years of airline mergers. The final amount of acquired debt will be determined later and is sensitive to both the timing of transaction close and the underlying conditions of the industry over the next year or two.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

That said, we expect that this transaction will minimally impact our balance sheet, which will remain one of the strongest in the industry. We expect our adjusted net debt to EBITDAR to peak at around 3 times before declining back below 2 times within two years of closing, which means our leverage should remain below almost all of our peers. This will not preclude Alaska from continuing to fund shareholder returns. That will be influenced more by the industry backdrop and our ability to create free cash flow from the core business.

Turning to value creation, we expect to achieve run rate synergies of at least $235 million. This estimate, we believe, is conservative and lands at the lower end of precedent airline merger announced synergies. Over 80% of these synergies will be produced from combining our networks and from loyalty. These are areas we believe are the most reliable historically from a synergy production perspective. We believe there’s significant potential upside to our $235 million synergy estimate.

Network integration represents the largest opportunity at $110 million at run rate. Combining our networks creates new domestic pathways and greater relevance for our collective customers, giving us a high degree of confidence in our synergy estimate. There’s further potential network upside given there are pockets within the Hawaiian network that remain depressed from a demand perspective. We believe these are driven by temporary factors, and quicker recovery in these areas will be additive to our baseline expectations.

The second significant synergy category is loyalty, where we expect to achieve $85 million in run rate synergies. Alaska is fortunate to have an incredibly strong loyalty program, inclusive of terrific co-brand credit card performance. Our card is often top of wallet, driving robust average card spend, while our renewed deal with Bank of America provides very attractive economics. Our synergy estimate assumes that we can grow card spend across the existing Hawaiian co-brand portfolio at our contract terms over time.

There’s additional upside to this estimate if we can increase credit card penetration amongst existing Hawaiian loyalty members. Hawaiian’s member base includes significant loyalty amongst residents of Hawaii, all of whom will enjoy the increased attractiveness and utility of our combined network, as well as the entire suite of our airline partners, including access to seamless travel and redemption across oneworld.

We believe we will have an especially enhanced loyalty value proposition to residents of Hawaii who travel regularly. They will not only continue to benefit from the robust Neighbor Island schedule, but will gain three times more options for their trips to the continent, given our extensive network and code share partnership with American Airlines.

Cargo is the third area of synergy. We estimate $20 million in run rate synergies. However, this transaction has the potential to unlock even further growth in this category. Like the passenger side, connecting our networks will provide materially more cargo pathways to customers shipping to or from the state.

Additionally, Alaska operates the passenger industry’s only dedicated freighter fleet, which we are actively expanding to five aircraft. Hawaiian has, of course, just initiated freighter flying for Amazon, and we will be closely assessing whether further dedicated freighter flying for ourselves or in an asset-light model for others could make sense for the combined company over time.

An added benefit to the Amazon partnership is growing the number of wide-body pilot positions, as well as inheriting a pilot base in the Midwest. This provides all current and future Hawaiian and Alaska pilots more attractive career options over the long term, and we believe will be a net positive to pilot attraction and retention for us.

The final synergy category is costs. We expect significant cost synergies to be realized, consistent with what we achieved in our Virgin America acquisition. However, we also expect to incur incremental wage and benefit costs as we integrate collective bargaining agreements amongst our workgroups. Net of each other, we anticipate $20 million in run rate cost savings.

In total, we expect to incur between $400 million and $500 million in one-time transaction costs to complete the integration. We will leverage our learnings from our Virgin integration with the goal of making this process even more efficient and less disruptive to our business and guests. In the last acquisition, we executed one of the fastest integrations of operating certificates and PSS systems with no noticeable disruption to guests during that time.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Our $235 million in run rate synergies represent less than 2% of trailing 12-month revenue, which falls on the most conservative end of prior transaction history, which is closer to 5%. We’ve purposefully adopted a synergy commitment that we have full confidence in achieving relatively quickly, while also preserving the chance to realize further upside. As this process moves forward, we will continue to update both our progress and expectations on synergies should there be any change to our estimates.

A final point on the value of this deal. We expect this transaction to be accretive to earnings within two years of close. Realizing synergies evenly over a four-year period, we expect the transaction to be EPS accretive near-term and high teens percent accretive by years three and four. We also expect the transaction ROIC to materially exceed our internal return threshold in the first year post-close and to be accretive to current Alaska ROIC by year three.

Before we wrap up, I’d like to touch on the fleet setup we will inherit upon close, including 37 narrowbodies and 24 widebodies for 61 aircraft in total. First and foremost, we are acquiring a fleet that is 66% owned and 43% unencumbered. Hawaiian’s leased aircraft portfolio is modest, with several leases maturing in the next few years. This is a stark contrast to the fleet we inherited in our prior acquisition, in which 86% were leased, most of which had long-term duration remaining.

Hawaiian has a high-quality fleet with net equity value and a range of capabilities that will allow us to maximize future flying opportunities. We remain strong believers in fleet rationalization and simplification, but we’ll take appropriate time to determine what the best long-term fleet setup for us will be, given the diversity of flying we will be doing, from high-frequency short stage lengths to widebody trans-oceanic flying.

To close, and I’ll reiterate something Ben said up front, while we don’t view a combination as required to continue to compete for operational and margin leadership in this industry, we view it as a unique opportunity to enhance the value and growth proposition of Alaska, and to do so in a way that honors, preserves, and grows the Hawaiian brand legacy. We are undertaking this at attractive economic valuations, with a strong balance sheet, and with synergies we are confident can be achieved with further potential upside that may be unlocked.

Alaska has the opportunity with this deal to become a leader in a second top-25 market more quickly and cost-effectively than any alternative options. We are excited to grow our capabilities and step into a dedicated international network while we bolster our already strong West Coast presence and acquire a leading position in a familiar geography.

And as we progress on our own roadmap to enhance our commercial initiatives, this combination accelerates our ability to move closer to unit revenue parity with network carriers in the industry. We will become the US airline that has combined high-quality, differentiated cabin offerings, and operational excellence at a cost much lower than network legacy carriers. We see this combination as one that increases our ability to produce the industry’s best returns over the long term.

And with that, we will open the call to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Conor Cunningham, Melius Research.

Conor T. Cunningham Melius Research LLC - Research Analyst

Hi, everyone. Thank you. Congratulations. Over the past several years, you’ve spent a lot of time cleaning up the fleet and the cost story while also improving the product, and you just got back to investment grade. So I’m just trying to understand why the change in thought process now and why the timing here makes sense. Thank you.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Conor, are you talking about the fleet or just the general strategic rationale?

Conor T. Cunningham Melius Research LLC - Research Analyst

I mean, like, it kind of felt like everything was coming to, you were kind of clicking on all your messages from the cost story and so on.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

No, look, yeah, look, you’re absolutely right. Look, we got a great balance sheet. The airline, we had best profitability in ‘22. We’re going to be amongst the best in profitability in ‘23. We have a great organic growth plan. We’re back to single fleet. We’ve got a great order book with Boeing. Like we said in the script, we believe that plan is solid and we’ll continue to execute on this plan.

This opportunity came to us and then when we really looked at the Hawaiian market, it’s an $8 billion market where this combination allows us to be the clear market leader with, as Shane and I said in our script, with a top 25 market and it’ll be our second largest hub. So given the transaction dollars that we paid, we feel this is just strategically a step change for us to accelerate not only our financial performance, but the growth of our network.

So in terms of the fleet, that was the right decision for us on the Alaska side. The 737 is a phenomenal airplane for our network utility. Shane mentioned in his remarks, we’ll see how the fleet - how we rationalize it going forward. The airplanes that Hawaiian have are perfectly suited for their geographies, for the domestic market, for the international market. And we have the time to assess as we go forward.

Conor T. Cunningham Melius Research LLC - Research Analyst

Okay. And then maybe as a follow-up, have you spoken to the government about the transaction? Are you expecting to hear any pushback? I mean, when I look at these numbers, I think you have like a 40% seat share from mainland to Hawaii. Just curious on how you’re talking about the pro-consumer benefits of the transaction in general. Thank you again.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Yeah. Thanks, Connor. Look, we haven’t spoken to the government yet on this, but again, I think our deal is unique in a lot of ways. If you look at our networks and when you combine these complementary networks, we’ll have about 1,400 flights a day. On those 1,400 flights, we only have 12 overlap markets. So from a competitive standpoint, I think that lands really, really well.

And when you join the networks as well, it gives customers both on the West Coast and the state of Hawaii tremendous choice, an expanded domestic platform, an expanded international platform. And just one example I’ll give, if you’re a resident of Hawaii today and you want to fly to DC, just on the Hawaiian network, you can’t get there with the existing network. Once you add Alaska’s network, that customer can easily get to DC with the combined network. They’ll have three times more options, more departures to get to the continental US.

So I think this is a pro-consumer combination. It’s pro-competitive. It makes us larger to compete against the big four (corrected by company after the call) who have an 80% domestic market share. So we’re hopeful that it will be seen in a positive light.

Conor T. Cunningham Melius Research LLC - Research Analyst

Great. Thank you.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Connor.

Operator

Savanthi Syth, Raymond James Financial.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Savanthi Nipunika Prelis-Syth Raymond James Ltd., Research Division - MD

Hey, good afternoon, everyone. Can I go a little bit off of Connor’s question? Just the one thing that strikes us is that this brings complexity to your business model, a model that you’ve kind of had very simplified and that’s driven a lot of your kind of cost advantages. So could you talk about a little bit, like if I think about just fleet, there’s a lot of fleet types there. If I think about configuration, you’ve kind of stayed away from lay flat seats and there are those kind of configurations here.

And then just in the sense that from a pilot and flight attendant integration, it sounds like you’re going to have a combined AOC, even though you’re going to have separate brands. But can you just talk a little bit about those kind of various complexity aspects?

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Yeah. No, thanks, Savi. Well, look, let me start with the similarities. I think when you look at the Hawaiian brand and the product offering and you look at the Alaska brand and the product offering, we’re both offering a premium product. You know, if I just exclude the international airplanes for now, what Hawaiian flies with 321s and the 717s and our 737s, the product offering is very similar and very compelling.

I think having an international fleet, you need the lie flat seats. I think that’s required. Now, does it create a little more complexity? Of course, it does. But I think the advantages far outweigh the complexities that we have to deal with.

And I’m sure there’ll be some things that we can rationalize going forward. Our DNA, Savi, we’re ones that like to drive costs down. And if we see abilities to do that, we will. But what I would just say is the opportunities far outweigh some of the complexities that we have to deal with, with this combination.

Savanthi Nipunika Prelis-Syth Raymond James Ltd., Research Division - MD

Can I ask on a slightly related - What are the assets that you’re getting from this as you try to think about kind of unlocking where that might not be as kind of fitting with the combined offering and just in terms of potentially monetizing assets, either financially divesting them or just the assets that you bring into Alaska as a result of this acquisition?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah. Hey, Savi, it’s Shane. I’ll answer that. I think a couple of things, and we mentioned this in the script, and obviously, we’ll want to talk a lot about this as we go forward. One, and I think most important, is this notion of getting a market leadership position in a top 25 US market. It’s the 13th most popular leisure destination in the globe just by passenger traffic.

It is a premium market. If you look at Hawaii, that’s a market that’s $8 billion by revenue. And we’ll have, hopefully, $4 billion-plus of that. Our Seattle hub is a $6 billion hub. So we’ve got a second top 25 market whose revenue can start to approach the revenue production of Seattle.

And I think over time, once you layer in synergies and I think just underlying core recovery of the Hawaii market and Hawaiian’s business, it should be able to have margin production that is quite strong. In fact, the Hawaii market has been a double-digit margin market for people who fly there over the long term.

And we’re getting that at a really attractive valuation. It’s 0.7 times revenue. The valuation from an EBITDAR perspective is very good. Pre-COVID, Hawaiian was a $600 million EBITDAR company. So there’s a lot of runway left for recovery and economics for the combined networks. And I think that is just an opportunity that doesn’t come along very often. And it’s an opportunity that’s really hard, even if we like our organic growth plan, which we do, to do organically.

And so at that valuation for that network combination and the strength of another hub that will unlock hub economics, given the similarities in brands and product offerings and cultures and approaches in the complementary geography, a place that we’ve operated for many, many years, the strategic rationale just starts to make a lot of sense to us. We get that there’s complexity with these things. We’re the management team that’s most recently gone through one. And so we know what we’re taking on. And I think we’ll do better with the integration, and we’ll do better with the synergy production on this one, just given that recent knowledge.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

So I mean, that’s really the strategic case, it is the hub economics in the Hawaii market, which is a really attractive market, at a great, great valuation. And we know that all of the other things, like complexities and needing to manage and be focused on costs, we’re going to have to go deliver on those things, which we fully intend to do.

Savanthi Nipunika Prelis-Syth Raymond James Ltd., Research Division - MD

Makes sense. I appreciate it. Thanks.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Thanks, Savi.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Savi.

Operator

Duane Pfennigwerth, Evercore ISI.

Duane Thomas Pfennigwerth Evercore ISI Institutional Equities, Research Division - Senior MD

Hey, thanks. Maybe you could touch a little bit on timing, why now? Do you expect this to be maybe a competitive process? And yeah, maybe just the why now and how long you’ve been working on this, and why is this the right moment to go down that path? Doesn’t seem like there’s maybe a rush in terms of resolution of those margins.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Duane, hey, yeah, thanks for the question. Well, look, when we came out of COVID, our focus was simple, get the company back on strong financial framework. And we did that. We’ve come out of COVID with the best balance sheet, again, some of the best margins. And again, we had a strong organic growth plan, a great order book, and we were executing that. Sometimes opportunities arise, and you look at them, and you believe that you can accelerate your strategic plan and the future for the company in a faster way. And that’s what we saw with this opportunity. And we liked what we saw.

Again, I’ll reiterate what Shane is saying. This is a top 25 market in the country. It’s an $8 billion market, which we’re going to be the clear market leader with over $4 billion of revenue. It becomes our second largest hub. And when you look at the investment of $1.9 billion, I think that is - and for the fair price we’re getting it for, it’s just an attractive opportunity that sometimes you just can’t let go. So that’s why we acted on it at this time.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

And, Duane, I’ll just follow up. We won’t get into the full timeline, but this didn’t come to us overnight. We’ve been thinking about this idea for quite some time. We’ve done a really exhaustive amount of research and due diligence to prove to ourselves the strategic rationale made a lot of sense.

The financial rationale was incredibly strong. And that we thought that we could really maintain both brands and bring these two incredible employee groups and cultures together. So this wasn’t done quickly. We’ve spent a lot of time working on this idea internally at Alaska.

Duane Thomas Pfennigwerth Evercore ISI Institutional Equities, Research Division - Senior MD

Okay, thanks. And then just for my follow-up, did you have a view on JetBlue-Spirit approval odds and have those views changed over time? Is there any interrelation on the timing here of your bid with that process?

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Duane, quick answer to that one. The answer is no. There’s no relationship between what we’re doing and what’s happening with Spirit and JetBlue. And frankly, we’re not even watching it that closely. We’re focused on Alaska, Alaska’s long-term future, and we’ll see how that pans out but this transaction had no bearing on what was happening there.

Duane Thomas Pfennigwerth Evercore ISI Institutional Equities, Research Division - Senior MD

Okay, good luck. Thank you.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Duane.

Operator

Jamie Baker, JP Morgan.

Jamie Nathaniel Baker JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

Oh, hey, good afternoon, everybody. So, you know, speaking of JetBlue-Spirit, I thought it was interesting that Ted testified that loyalty is about 1% of Spirit’s business and 11% or 12% for Delta. Clearly, there’s a loyalty component behind your transaction. You leaned into that on your prepared remarks. Can you give us what your pro forma number will be on closing? Was that the $85 million? And more importantly, where do you think that figure goes in future years? Also, is there a public timing on when the respective card deals with Bank of America and Barclays come up for renewal?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Hey, Jamie. Thank you. To answer your last question first, I don’t think any of that is public in terms of renewal dates. The $85 million is what we believe run rate we can achieve in EBITDA synergy from loyalty entirely based on the current number of cards that are in circulation amongst Hawaiian loyalty members moving to our card economics and are closer to our card spend on average. I just want to make sure I’m answering your question fully, but that’s the detail below the $85 million. I think we’ll have a chance to put the two portfolios together relatively quickly post-close. These things do take time, but it won’t be multiples of years. It’ll be relatively quickly.

Jamie Nathaniel Baker JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

And second on labor, and I didn’t catch this in response to Savi’s question. So the plan is to maintain two brands. Does this mean you’ll be operating two distinct airlines from a certification and labor perspective? I assume that avoids the issue of scope, or do you move to a single seniority list? Is that the $60 million dis-synergy that you identify in the deck?

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Yeah, Jamie, it’s the latter. So yeah, this approach will be a little unique in the industry. We’ll have a customer-facing dual brand strategy. Behind the curtain will be one operating certificate with single collective bargaining agreements for each one of our unions. So that’s kind of the structure. It’s unique, but it’s also exciting in a certain way. Hotels, other industries have this approach. And look, when we look at the history and legacies of each one of these brands that have been in service for over 90 years, the loyalty they’ve engendered in each of these geographies, this is the best approach to ensure maximum success with customers, with employees, with communities that we serve. So we have the right team to go execute this, and we feel confident that it’s the right approach.

Jamie Nathaniel Baker JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

And then if I could just sneak in a half question. You used the DCA example before. If Hawaiian is joining oneworld, though, they’d be able to connect on the West Coast to American and get people to DCA. Are those dis-synergy figures part of your calculus? Because oneworld will open non-Alaska options in the lower 48 on American. No?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah, no. I think, Jamie, we’re actually excited to take the combined network and have it join our existing partnerships with oneworld and certainly American domestically under the WCIA. We work closely with them. We’ll be interested in discussing code share options.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

But I think having the entire continental US available to both Hawaii residents and then going into Hawaii through our West Coast gateways and the other cities that Hawaiian serves, I think we are going to net a lot of new potential pathways and demand. And we’ve sort of figured all of that into our synergy estimates, to be honest.

Jamie Nathaniel Baker JPMorgan Chase & Co, Research Division - U.S. Airline & Aircraft Leasing Equity Analyst

Okay. Thanks for letting me squeeze that in. Thanks so much, everybody. Yep. Yep.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Thanks, Jamie.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Jamie.

Operator

(Operator Instructions) Scott Group, Wolfe Research.

Scott H. Group Wolfe Research, LLC - MD & Senior Analyst

Hey, thanks. Afternoon. So just in terms of deal structure, can you just share break-up fee, reverse break-up fee, if there’s a go-shop period? And then you’ve talked a few times about the $1.9 billion enterprise value. I guess I’m just, maybe for Shane, how are you thinking about what the net debt for Hawaii is going to be 12 to 18 months from now, given their cash burn right now?

Kyle Levine Alaska Airlines, Inc. - SVP, Chief Compliance Officer, General Counsel, Secretary & Chief Ethics Officer

You know, Scott, apologies for punting. This is Kyle, Alaska’s GC. I think we’ll just wait and let the document speak for itself when it’s publicly filed tomorrow, along with a very clear explanation of the terms.

Scott H. Group Wolfe Research, LLC - MD & Senior Analyst

Totally fair on the structure. Shane, any thoughts on the EV question?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah, absolutely. Yeah. So $900 million in net debt expected at close. That is our expectation. One thing I’d tell you, Scott, obviously we have our own estimates of what happens with our business and Hawaiian’s business over the next year or two, as well as our expectations about when we close.

But I’ll tell you that just also note they have equity value in their fleet, $560 million. They’ve got additional unencumbered assets. This is, if we’re wrong by a little, it’s not going to be material to the overall economics of the deal. But I think we feel very comfortable at the $900 million of net debt that we’re talking about today.

Scott H. Group Wolfe Research, LLC - MD & Senior Analyst

Okay. And then I just want to ask about the competitive dynamic, maybe in two ways. Obviously, things have changed over time in Hawaii. And I guess, how do you think about the competitive dynamic, what that means for the ability to get Hawaiian margins back to where they used to be? And then separately, what do you think this means for going forward for the competitive dynamic, just West Coast more broadly, post this merger announcement?

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Well, Scott, maybe I’ll start here. Well, look, I think both airlines are no stranger to competition. I think we’ve proven over our history, like even in this year without that international demand that we have a premium product and a network and operation that can compete with anyone in the country and our margins back that up. And so we believe that this strength will translate in the Hawaii’s network. And we’re hoping that margins will improve. And so we feel pretty good about it.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah. And I mean, Scott, a couple of additional points. One, totally hear you. I think we all know, like during the pandemic, a lot of capacity came back domestically focused. Hawaii was a particularly attractive option for folks in the US to travel to.

Number one, like this is a market that has seen strong demand for the last 20, 30, 40 years. And that’s not going to change. And then like if you just look across the industry landscape, most airlines do the best out of hubs where they have 40% or 50% or 60% market share. And you don’t find very many examples of those types of markets where you’re not able to produce margin. Then you look at some of the things that are going on right now that have depressed some of the demand return into Hawaii that was traditionally part of Hawaiian’s business. They’re all temporary and they’re going to normalize, whether it’s traffic from Japan down to the Islands, or certainly Maui.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

And engines.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

And yeah, and the Pratt & Whitney GTF engine issues that are also an issue that they’re dealing with today. So those are transient issues. Competitive is - competition is structural. What Ben said is right. We’re good at competing with others. And we’re not nervous about that at all. So I think there’s a lot of upside as we move forward to get margins back. Plus, we have all the synergies we need to go deliver on, which will help us as well.

Scott H. Group Wolfe Research, LLC - MD & Senior Analyst

Okay. Thank you, guys.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Okay. Thanks, Scott.

Operator

Helane Renee Becker, TD Cowen.

Helane Renee Becker TD Cowen, Research Division - MD & Senior Research Analyst

Thanks very much, operator. Hi, everybody. And thank you for your time this afternoon. I think, Ben, you said you haven’t talked to the government about this. But what about the unions? Have you talked to your unions? And Peter, have you to talk about how you’re thinking about this? And for them not to worry, so to speak?

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Peter, why don’t you go first?

Peter Ingram Hawaiian Holdings, Inc. - President & CEO

Yeah, I’ll go first. We’ve really, just over the last couple of days, briefed union leadership at the local level. And Ben and I had calls with national leadership yesterday. I think it’s the right now that it’s a bit of a sort of wait-and-see approach. I don’t think there are any strong reactions one direction or another that we have seen right now. I think there is with some of the folks we have talked to, there’s a strong understanding of the compelling nature of the transaction. But I think people are really digesting it and processing the information right now. So it’s too soon to draw any conclusions about any of that, I think.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Yeah. And on the Alaska side, again, we briefed our folks yesterday. And I would say overall, the message has landed well. But this takes time for people to process, so we’re going to be in listen mode this week and take in all the input. And we have a call right after this with an all-employee webcast. We’ll hear from them. We’re having a following next week, we have another call just as, Helane, the message sinks in a little bit.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

And from our experience at Virgin, this takes time. People are all on their separate journeys. And so we’ve got to listen and be empathetic and especially on the Hawaiian side, which is - it’s a bigger announcement for them.

Helane Renee Becker TD Cowen, Research Division - MD & Senior Research Analyst

Right. Exactly. So thanks, guys. I just have a follow-up. And it kind of has to do with the 787 order book, like little letter a, will there be any changes there? Will you be talking to Boeing about that? And I know that Hawaiian has the loyalty debt due, I think, in January of ‘26. And that’s been the pushback, right, on the stock, Peter, that people, investors are concerned about that debt that’s coming due. So when you think about the timing of this, that debt will be current when this transaction closes, if we assume government approval in the timeline you outlined in the documents today. So how should we think about — it’s not really just the $900 million in debt that you outlined. It’s more like $2 billion in debt.

Nat Pieper Alaska Airlines, Inc. - SVP Fleet, Finance & Alliances

Hey, Helane, it’s Nat. I’ll - No, you’re right. It’s not $2 billion in debt. No.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

No. It is maturing, and we need to pay it, but it’s not new debt.

Nat Pieper Alaska Airlines, Inc. - SVP Fleet, Finance & Alliances

No. Helane, it’s Nat. Let’s start with the 787s, and then we’ll go to the debt. First on that, Hawaiian has 787s coming, the 330s that are there, and the airplanes that they’ve got are well-suited for the missions in which they fly. We’re excited to compare the economics of those airplanes and continue to deploy the right aircraft for the missions that are in place. So don’t need to make an immediate decision on that, and we’ll see how that plays through.

Regarding financing both Hawaiian’s existing debt as well as this transaction, the place I would start is Alaska has $10 billion of unencumbered assets. We’ve got $3 billion of aircraft. We’ve got $6 billion from a loyalty program. We’ve not financed our loyalty program. And so factoring in how we finance that deal, factoring in how we might need to go refinance debt on the Hawaiian side, the timing of approval is a huge variable on that. We don’t have to make a decision anytime in the near future, and we’re just going to wait and see what the best plan is for the company.

Helane Renee Becker TD Cowen, Research Division - MD & Senior Research Analyst

Okay, that’s helpful. Thank you.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Helane, and thank you for joining us on a Sunday evening as well.

Helane Renee Becker TD Cowen, Research Division - MD & Senior Research Analyst

Yeah, I kicked the grandkids out. (laughter)

Operator

Michael Linenberg, Deutsche Bank.

Michael John Linenberg Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst

Oh, hey, congratulations. Thanks for taking my questions. I guess I got two here. I know people have gotten sort of bent out of shape on fleet complexity, but it would seem with a fleet of 365 aircraft combined that it would behoove you to probably step up your conversations with Airbus and probably longer-term help bring down your overall fleet ownership costs. Is that the right way to think about it?

Nat Pieper Alaska Airlines, Inc. - SVP Fleet, Finance & Alliances

Mike, competition’s a good thing. It’s Nat again, but the key on all of it is having the right airplane matched to the right mission. And the more alternatives you have, that’s the tradeoff against simplicity and something that we’re looking forward to evaluating and making the right decisions for the future.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Michael John Linenberg Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst

Okay, great. And then just my second question on the synergy total, that does seem low. I think, Ben or Shane, you said it was very conservative, but I think when you look at transactions over the last 20 years, not only do you have a good transaction value implied, but your synergy number is probably the lowest that we’ve ever seen. In fact, even on an absolute basis, it rivals what you had out there for the Virgin America deal. And we’ve had, what, seven or eight years of inflation since then. Why is that number so low? And is that just a function of maybe lessons learned from Virgin America that maybe you want to under-promise, over-deliver here? Just your thinking on that, thank you.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Thanks, Mike. This is Shane. One, and I just want to reiterate, and I’m going to answer your question, but this deal made sense at the price we’re paying without synergies. It would have been accretive to the value for Alaska and Alaska shareholders without synergies. So, the synergies represent really strong upside to the long-term value for Alaska shareholders. And we do think that they’re conservative and that there’s upside beyond that. That’s why we’re particularly sort of excited about the financial rationale about the deal.

Yeah, I would say that it is our desire to articulate a synergy number that we have a very high degree of confidence we can deliver and that we can objectively deliver, that we can show that we have delivered these synergies. I think network combinations are things that have generally worked most, if not all of the time in airline combinations. We certainly got the network combination synergies out of Virgin. If you go back over the years and look at when we were talking about delivery of those synergies, we would talk about the network combination synergies having been objectively delivered at or above what we had originally estimated.

And then loyalty, of course, these are things that are very measurable to us in terms of the drivers of the synergies. That’s why the vast majority are in those two categories. We have a range of expected outcomes, obviously, when we look at this, and we chose values that were on the more conservative end of those ranges. I certainly hope, and we’re going to be driving to deliver more, but we wanted to articulate a number that we had a lot of confidence in. And we will be talking to you guys about this number, obviously, in the quarters to come. And we’ll make adjustments as we learn more and have different perspectives on it throughout the next year as we get closer to close.

Michael John Linenberg Deutsche Bank AG, Research Division - MD and Senior Company Research Analyst

Very good. Thank you.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Mike.

Operator

Catherine O’Brien, Goldman Sachs.

Catherine Maureen O’Brien Goldman Sachs Group, Inc., Research Division - Equity Analyst

Hey, good afternoon, everyone. Thanks for the time. So you’ve been focused at Alaska on a less capital-intensive way of serving international destinations, taking kind of unique paths with the American and oneworl partnership, selling your partners’ tickets on the website. Why does having a widebody sub-fleet flying internationally make sense now? And I guess from a slot perspective in Japan, would you look at applying to change the points of origination in any cases, to anAlaska city, or the international really only makes sense for this company with Hawaii point of sale? Thanks.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Hey, let me start, and then Shane can jump in. I guess when we looked at this from an overall perspective, we looked at the history of Hawaiian and what they achieved. And if you look, again, from 2010 to roughly 2019, they produced EBITDAR margins over 20%. This was a profitable airline. Both their international domestic networks worked, which was very attractive.

And again, not to go over our points, but then when we look at a market like — an $8 billion market like Hawaii, where people want to come here, celebrate anniversaries, and have weddings here, and this is just an enduring market that will continue for a long, long time.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

This was a great place to make an investment.

And the widebody fleet serves a specific purpose, but some of those widebodies fly to JFK and to Boston and Austin. It’s not just to international destinations. So we see a lot of advantage in how we deploy those widebodies.

And over time, the 787s are both growth and replacement airplanes. Where we deploy them, whether it’s Honolulu or somewhere on the West Coast, is something that we’ll look into.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

And Catie, I would just say, look, if there was a way into international flying and widebody flying, like, this is the best way in. It would be much more expensive and much more difficult if we ever had gotten to that idea organically to get into this type of flying. I think it’s unique flying that has worked really well, as Ben said, over a long period of time.

We’re not - we’re going to - also should remember, Hawaiian is a phenomenal operator. They have incredible operational results over the years. I think you’re bringing two really good operators together. We will, I think, do well with these fleet types, and we’ll do well in these markets that we’re ultimately going to bring into our network.

Catherine Maureen O’Brien Goldman Sachs Group, Inc., Research Division - Equity Analyst

Got it. And if you’ll let me just ask my follow-up, coming back to some of my peers’ questions on the Neighbor Island, you listed improved Neighbor Island proposition as part of your $110 million in network synergies. Can you just share any color on what the goal is there? We’ve seen some deterioration in profitability in that part of Hawaiian’s network since Southwest entered following a period of essentially being a one-player market post Aloha’s Chapter 7 over 10 years ago. What kind of turnaround and performance are you baking into your commentary on getting back to target net debt to EBITDAR within two years of close, just as it relates specifically to the Neighbor Island? Thanks so much for the time.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah. And I’ll take sort of the specific synergy question. Ben may want to speak to the importance of Neighbor Island service to the communities here and to the overall network.

I think one thing that we believe and we’re hopeful to go execute and deliver on is we should become, you know, the most relevant carrier to residents of Hawaii, especially those who travel not only through Neighbor Island, but to the continental United States or other destinations internationally. They’re going to have, and Ben mentioned this in his script, a significant increase in choice and pathways, especially with our oneworld partnership and our American Airlines partnership.

And, I mean, Hawaiian has long been the leader in Neighbor Island service, unquestioned leader in Neighbor Island service. I think that’s something that we fully intend to continue to be the case, but we should increase the relevance to residents of Hawaii through everything I just said, plus our loyalty offering. And so we’re pretty bullish on our ability to compete really effectively in the Neighbor Island arena.

We’re not - in terms of overall synergy contribution, I wouldn’t say it’s that high in terms of the $110 million. It’s just one component that we believe will be helpful long-term.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

And Catie maintaining Neighbor Island service is a priority for us. As you know, operating in the state of Alaska, in a state that’s two and a half times the state of Texas and only has 800,000 people, we fly to 19 communities, only three of which have roads. We know - we fly 737 to villages with a few thousand people.

And so we know how to do that. We’re going to bring that expertise and knowledge with us and make sure that when it comes to loyalty, when people have a choice, they’re going to pick this wonderful new combined company as their airline of choice.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Catherine Maureen O’Brien Goldman Sachs Group, Inc., Research Division - Equity Analyst

Appreciate all the color, gentlemen. Thank you.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Thanks, Catie.

Operator

Ravi Shanker, Morgan Stanley.

Ravi Shanker Morgan Stanley, Research Division - Executive Director

Ah, thanks. Good afternoon, everyone. So I think you mentioned earlier that you thought that some of the issues currently facing the Hawaii market was the Japan travel or the Maui issues are transitory, which I would agree with. But do you have a sense of how transitory they are? Are we talking one year, three years, five years? What is your planning horizon? And how does that kind of impact the synergy number here?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah, I - Ravi, it’s a great question. We haven’t given any sort of indication on when we think those are going to recover or fully recover. I think in past earnings calls, Hawaiian has mentioned their beliefs about at least Maui starting to normalize into the first half of next year. I think that’s consistent with, thematically, what we’ve seen from a booking perspective as well.

I think that’s going to happen in due time. It’s got to be right for the community. But we just know that that’s a destination people are going to want to travel to over the long term. I don’t think it’s a several year process. I think there’s a lot of demand already starting to show up that wants to go back to Maui.

I think in terms of, you know, Asian travel, Japanese travel into the Islands, I think international revenues are recovered 70% or 75% for Hawaiian. I think only 35% or 40% of the traffic from Japan has recovered, so there’s a lot of recovery to come. That is going to be more a function of the dollar strength relative to the Yen. I think it’s up 40% over the past three years, historically high. It’s going to normalize. That is one I could not even pretend to guess when will happen, I just know it will happen at some point. The dollar strength will change relative to the Yen.

When we look at the attractiveness of Hawaii to Japanese travelers, if you look at surveys done as recently as this year, Hawaii is still the number one leisure destination they want to go to. So I don’t think anything’s really changed about their desire to travel here. It’s just a matter of when it becomes more affordable and when they’re ready to go international again.

And this is not something we’re doing, obviously, for one or two years. We’re doing this for the next 10, 20, 30, 40 years. So we’re bullish long-term on those markets.

Ravi Shanker Morgan Stanley, Research Division - Executive Director

Understood. And maybe as a follow-up, kind of you guys referenced the Virgin America deal a few times. What were some of your lessons from that deal? Kind of what went right, what went wrong, and kind of how have you learned from those lessons to kind of structure this deal the right way?

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

So, Ravi, I led the integration for Virgin America. And like I said, I was really proud of the way the team executed it. Some of the things that really went right is the way we executed the aircraft operating certificate and PSS cutover. I think that was done fastest than anybody else and really with no impact to guests, which was amazing.

I think an area, and we’ve already taken that page out of the playbook, is making the decision on brand right out of the gate. I think what we did last time was said, look, we’re going to evaluate it. And I think we spent 12 months thinking about it and there was just a lot of confusion about what we were going to do with the brands when we did that acquisition. So this one, we said, we were very thoughtful in the diligence process with our Board that said, if we’re going to do this, this should be the brand approach right out of the gate.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

And I think it just - clarity in these transactions is paramount. I will say clarity and quick decisions is super important. So those are the - without going through all the decisions, that’s what we’re going to do. We’re going to provide clarity, and once we make the decision, we will move quickly.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah. Thanks, Ravi.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

We got one more person. We’re going to go quick here.

Dan McKenzie, Seaport Global.

Daniel J. McKenzie Seaport Research Partners - Research Analyst

Oh, yeah. Hey, thanks for squeezing me in, guys. Congratulations. And a couple questions here. I guess first, what percent of the combined network would the inter-island flying comprise post-merger? And I guess when you say half the cycles left in the 717s, what does that equate to in years? I guess that’s kind of one part of the question.

And then the second part of the question is, I know the message is not a single fleet, but for those that invest longer term, how many years are we talking about? And what would that mean for synergy upside, say, one point or two points? So a two-part question there.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

We’re trying to do the calculation right now.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

I think the Neighbor Island service is going to be less than 5%. It could be - I think it’s going to be 3% or 4%. But we’re going to follow up with you, Dan, and make sure we know that. Yeah. It was 20% of Hawaiian’s network pre-pandemic. It hasn’t fully recovered. This is adding about 30% capacity to the current Alaska capacity. So it’s going to be around that number, Dan.

Can you just repeat the second question quickly?

Daniel J. McKenzie Seaport Research Partners - Research Analyst

Yeah, it’s just, I know you guys are not messaging a single fleet today, but for those that just invest longer term, how many years would it take? And what would that mean for the synergy upside?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

The 717 life has -

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

It could go to the end of the decade, I think, Peter and I, he’s just nodding his head here. I mean, the 717 could go to the end of the decade. But I think, look, we’re going to take a good look at the 717, the 321. We’ll take a look at all the fleets and just make the right decision for the company long term. And it’s just going to take us some time to work through.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Yeah. And nothing would stop us with our order book from going fast if we thought there was a better aircraft to do that mission. I know Hawaiian has been working on what that long term replacement.

Peter Ingram Hawaiian Holdings, Inc. - President & CEO

Yeah. Dan, we’ve been working on that independently and not feeling that we’re in a rush to have to do something about the 717. I think it is quite clear that combining the company with Alaska opens some different possibilities for what that future might look like.

DECEMBER 03, 2023 / 10:00PM GMT, Alaska Air Group Inc Investor Call

Daniel J. McKenzie Seaport Research Partners - Research Analyst

Yeah, exactly. The second question here, the merger catapults Alaska into Amazon’s cargo business. And throughout the process, did you consult with Amazon? And if so, what did they say? And I guess just related to that, if you look - how did you value that part of Hawaiian? And then what do these potential synergies look like?

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Dan, thanks. And I’ll be brief on this. We haven’t had a ton of conversation with Amazon. I think we’re excited to get engaged with this flying. I mentioned in my prepared remarks, we’re excited about a Midwest hub for pilots, more widebody flying. It’s a really nice asset-light model. So it’s very ROIC accretive over time.

We’re anxious to understand that more. We are the only passenger carrier in the US industry that has dedicated freighter flying today. We’re moving from three aircraft to five. I think it’s an area of potential longer-term opportunity for the company. And we’ll continue to watch to see if that type of flying makes more sense, if there’s more of it we could do, or more dedicated freighter flying in our own fleet could make sense over time as well. I do think this is an area we might find more opportunity in over time. Appreciate the question.

Daniel J. McKenzie Seaport Research Partners - Research Analyst

Okay, thanks.

Ben Minicucci Alaska Airlines Inc - Chief Executive Officer

Well, thanks.

Shane Tackett Alaska Airlines, Inc. - EVP Finance & CFO

Thanks, Dan. Hey, thanks everybody for joining us on a Sunday evening. We appreciate taking your time out of your valuable weekend and we will talk to you soon.

Operator

The meeting has now concluded. Thank you for joining and have a pleasant day.

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security

Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation - Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.